Exhibit T3A.10

JERSEY FINANCIAL SERVICES COMMISSION

COMPANIES (JERSEY) LAW 1991

CERTIFICATE OF INCORPORATION OF A LIMITED COMPANY

Registered Number 88638

I HEREBY CERTIFY THAT

AMDIPHARM INTERNATIONAL LIMITED

is this day incorporated as a private company under the Companies (Jersey) Law 1991

Dated this 30th day of September 2004

Assistant Registrar of Companies

Under Article 13 of the Companies (Jersey) Law 1991, as amended, Jersey companies shall end (a) with the word "Limited" or the abbreviation "Ltd" or (b) with the words "avec responsabilité limitée" or the abbreviation "a.r.l". A company which uses (a) or (b) may, in setting out or using its name for any purpose under this law, do so in full or in the abbreviated form, as it prefers.